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                                                                      EXHIBIT 12
                          THE COLONIAL BANCGROUP, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                1997       1996       1995       1994       1993
                                              --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
A.   Income before income taxes,
       extraordinary items and the
       cumulative effect of a change in
       accounting for income taxes..........  $123,101   $ 77,518   $ 72,230   $ 51,737   $ 36,636
     Fixed charges:
     Interest expense.......................   249,488    205,843    170,483    105,797     81,008
      1/3 Rent expense......................     3,658      3,136      2,816      2,366      1,833
                                              --------   --------   --------   --------   --------
B.   Total fixed charges....................   253,146    208,979    173,299    108,163     82,841
                                              --------   --------   --------   --------   --------
C.   Sum of A and B.........................  $376,247   $286,497   $245,529   $159,900   $119,477
                                              ========   ========   ========   ========   ========
     Ratio of earnings to fixed charges
     (C/B)..................................      1.49       1.37       1.42       1.48       1.44